Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Legg Mason Partners Adjustable Rate Income Fund (formerly, SB Adjustable Rate Income Fund):

We consent to the use of our report, incorporated herein by reference, dated July 24, 2006, for Legg Mason Partners Adjustable Rate Income Fund, as of May 31, 2006 and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Additional Information About the Fund – Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

September 25, 2006